Exhibit 10.1

FIRST AMENDMENT TO

RED ROBIN GOURMET BURGERS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.                                       The Employee Stock Purchase Plan (the “Plan”) of Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), was approved by the Board of Directors on July 13, 2002, and submitted for approval by the Company’s stockholders, and approved, on July 13, 2002.

2.                                       This First Amendment to Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan (this “Amendment”) was approved by the Board of Directors on August 4, 2009, in accordance with Section 19(b) of the Plan.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

3.                                       Section 4(b) of the Plan is deleted in its entirety, effective with respect to Offering Periods beginning on or after January 1, 2010.  In addition, all references to the term “Individual Limit” and to Section 4(b) contained in the Plan shall be deleted, and have no further effect.

4.                                       Section 6(b)(iii) of the Plan is deleted and replaced in its entirety, effective with respect to Offering Periods beginning on or after January 1, 2010, as follows:

(iii)                               [RESERVED].

5.                                       The last paragraph of Section 9 of the Plan is hereby deleted and replaced in its entirety, effective with respect to Offering Periods beginning on or after January 1, 2010, as follows:

If an amount which exceeds one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be carried over in the Participant’s Account for the succeeding Offering Period, without interest, or if the Participant notifies the Corporation within 30 days following such Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

6.                                       Section 19(a) of the Plan is hereby deleted and replaced in its entirety, effective as of August 4, 2009, as follows:

(a)                                  This Plan shall become effective as of the Effective Date.  No new Offering Periods shall commence on or after the day before the fifteenth aniversary of the Effective Date and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to Section 4, Section 18, or this Section 19.

7.                                       Except as provided in this Amendment, the Plan shall remain unchanged and continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Jeffrey T. Neely
Name: Jeffrey T. Neely
Title: Chief People Officer
Dated: August 4, 2009